FOR IMMEDIATE RELEASE

John C. Huffard Jr. and Christopher T. Jones elected to Norfolk Southern board of directors

NORFOLK, Va., Feb. 24, 2020 – John C. “Jack” Huffard Jr. and Christopher T. Jones have been elected directors of Norfolk Southern Corporation (NYSE: NSC), effective Feb. 21, 2020, Chairman, President and CEO James A. Squires said today.

Huffard, 52, brings significant technology and business operations expertise to the board. He is a co-founder of Tenable Network Security Inc. and Tenable Holdings Inc. (NASDAQ: TENB), a cybersecurity software company. Huffard served as president and chief operating officer and as a director of Tenable Network Security from 2002 to 2018, where he was responsible for driving Tenable’s global corporate strategy and business operations and was instrumental in the venture funding and IPO process. From 2018 to 2019, Huffard focused exclusively on business operations as chief operating officer of Tenable Holdings. Huffard has been a director of Tenable Holdings since 2016.

Jones, 55, brings extensive change management and cultural transformation experience to the board. He served as corporate vice president and president of the technology services sector of Northrop Grumman Corporation, a global aerospace and defense technology company, from January 2013 through December 2019. Previously, he served as vice president and general manager of Northrop Grumman’s integrated logistics and modernization division from 2010 through 2012. Jones was a maintenance officer in the Connecticut Air National Guard from 1997 to 2011.

“We are excited to welcome Chris and Jack to the board, as both of them bring significant operational and technology understanding to Norfolk Southern,” Squires said. “Their collective experiences and perspectives in strategic planning and change management in large organizations will be invaluable as we continue to transform Norfolk Southern.”

Jones has been appointed to the Audit and Governance and Nominating committees and Huffard has been appointed to the Compensation and Finance and Risk Management committees of the Norfolk Southern board.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Pete Sharbel, 470-867-4807 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

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